EXHIBIT 10.35

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made this     day of             , 20    , by and between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and                      (the “Employee”).

WHEREAS, the Company desires to grant an award of Restricted Stock to the Employee under and pursuant to the Company’s Restricted Stock Plan (the “Plan”); and

WHEREAS, the Company desires to evidence the award of Restricted Stock to the Employee and to have the Employee acknowledge the terms and conditions of the award of Restricted Stock by this Restricted Stock Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved this award of Restricted Stock;

NOW, THEREFORE, IT IS AGREED:

1. Grant of Restricted Stock. Subject to the terms and conditions of the Plan and this Restricted Stock Agreement, the Company hereby grants to the Employee, on the terms and conditions set forth herein, a Restricted Stock award with respect to              shares of common stock, $1.00 par value, of the Company.

2. Vesting. This award of Restricted Stock shall vest [vesting schedule varies by award]. The restrictions set forth in this paragraph shall apply to Restricted Stock until the Restricted Stock vests. Subject to the provisions of this Restricted Stock Agreement, the grant of Restricted Stock may not be revoked.

The Employee shall not have a beneficial ownership interest in, or any of the rights and privileges of a stockholder as to, such Restricted Stock, including the right to receive dividends and the right to vote such Restricted Stock until such Restricted Stock vests in accordance with the terms of this Restricted Stock Agreement. An account established by the Company on behalf of the Employee shall be credited with the amount of all dividends that would have been paid on the shares of Restricted Stock if such shares were actually held by the Employee (“Dividend Equivalents”). Notwithstanding the foregoing, the Employee shall not be entitled to delivery of the stock certificate or Dividend Equivalents on the Restricted Stock until the shares have vested; the Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until vested; all of the unvested Restricted Stock shall be forfeited and all rights of the Employee to such unvested Restricted Stock shall terminate without further obligation on the part of the Company under the circumstances set forth in the next paragraph; and all unvested Restricted Stock shall vest under the circumstances set forth in the next paragraph.

Any unvested portion of the award of Restricted Stock will become fully earned, vested and distributable in the event a Employee dies or becomes permanently and totally disabled. In order to earn and vest in the award of Restricted Stock, the Employee must at the time of vesting either (i)

remain employed as an active, regular, full-time employee through the vesting date, (ii) have retired at age 55 or older; (iii) qualify for severance under the ARTHUR J. GALLAGHER & CO. SEVERANCE PAY PLAN, or (iv) have been terminated by the Company for any reason other than for cause. Termination “for cause” shall include a termination based on management’s determination that the Employee has:

•	Committed any dishonest or fraudulent act to the detriment of the Company;

•	Been convicted of any felony or crime involving moral turpitude;

•	Been insubordinate;

•	Failed to perform his or her duties to the expectation of management;

•	Violated any policy or procedure established by management; or

•	Lost any professional licenses required for the performance of the Employee’s duties.

3. Payment of Restricted Stock. On the vesting dates of each grant of Restricted Stock or at such earlier time as provided for in the preceding paragraph hereof or as the Company may determine, all restrictions applicable to the Restricted Stock vesting on that date shall lapse and a stock certificate for a number of shares of Common Stock equal to the number of vested shares, free of all restrictions, shall be issued or delivered to the Employee or his beneficiary or estate, as the case may be, upon the request of such person. The Company shall not be required to deliver any fractional share of Common Stock but shall pay in cash, in lieu thereof, the fair market value (measured as of the date the restrictions lapse) of such fractional share to the Employee or his beneficiary or estate, as the case may be. If an amount is payable by the Employee to the Company under applicable income tax laws in connection with the lapse of such restrictions, the Company may, in its discretion and subject to such rules as it may adopt, permit the Employee to make such payment, in whole or in part, by electing to authorize the Company to transfer to the Company shares of Restricted Stock otherwise deliverable to the Employee having a fair market value equal to the amount to be paid under such income tax laws.

4. Regulatory Approvals and Listing. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock upon the vesting of Restricted Stock granted hereby prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

5. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Board of Directors of the Company shall make such equitable adjustments, designed to protect against dilution, as it may deem appropriate in the number and kind of shares covered hereby.

6. Change in Control. In the event of a change in control of the Company, as defined below, this award of Restricted Stock shall immediately vest in full. For all purposes of the Plan, a “change in control of the Company” occurs if: (a) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof; or (c) the Stockholders of the Company shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

7. Beneficiary. The Restricted Stock shall be distributed to the Employee during the lifetime of the Employee. The Employee may designate a beneficiary to receive any undistributed Restricted Stock in the event of the death of the Employee.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

EMPLOYEE